Exhibit 4.1

LSB INDUSTRIES, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA AND JERSEY CITY, NJ

SHARES
OKP ***                                                                                                                                                                                     ****

SEE REVERSE FOR CERTAIN DEFINITIONS
AND OTHER CONDITIONS

CONVERTIBLE, NONCUMULATIVE PREFERRED STOCK
(PAR VALUE $100)

THIS CERTIFIES THAT *** is the owner of ***

FULLY PAID AND NON-ASSESSABLE SHARES OF THE CONVERTIBLE, NONCUMULATIVE PREFERRED STOCK (PAR VALUE $100) OF
LSB INDUSTRIES, INC.
(hereinafter referred to as the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This certificate and the shares represented hereby are issued under and shall be subject to all of the provisions of the Certificate of Incorporation of the Corporation and any amendments thereto, copies of which are on file with the Corporation and the Transfer Agent, each of which the holder, by acceptance hereof, assents.  This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
WITNESS the seal of the Corporation and the signature of the duly authorized officers.

Dated: ****
PRESIDENT SECRETARY	COUNTERSIGNED AND REGISTERED: Computershare Trust Company, N.A. TRANSFER AGENT AND REGISTRAR BY AUTHORIZED OFFICER

CERTIFICATE

OF

LSB INDUSTRIES, INC.

LSB Industries, Inc. (the “Corporation” or “LSB”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, that the following resolutions relating to the issuance of preferred stock of the Corporation were duly adopted by a majority of the members of the Board of Directors of the Corporation at a meeting held on March 14, 1983, with the number of shares of such preferred stock to be issued amended by amendment to such resolutions at a meeting of the Board of Directors of the Corporation on July 21, 1983:

RESOLVED FURTHER, that pursuant to such Offer and pursuant to the authority expressly granted and vested in the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors does hereby create and the Corporation may issue one series of up to 4,662 shares of the Corporation’s Preferred Stock, par value $100 a share, and this series of Preferred Stock shall have the following designations, rights and preferences:

Designation. The shares of such series of Preferred Stock shall be designated as “Convertible, Noncumulative Preferred Stock”, hereinafter called “Convertible Preferred Stock”.

Dividends. The holders of the Convertible Preferred Stock will receive noncumulative cash dividends out of surplus or net profits, when, as and if such dividends are declared by the board of directors of LSB Industries, Inc. (“LSB”) at the rate of 10% per annum of the par value of such Convertible Preferred Stock and no more, payable annually on the first day date of April beginning in 1984, in preference to holders of LSB common stock (“Cash Dividends”). Each holder of a fractional one-half share of the Convertible Preferred Stock will receive one-half of the per share Cash Dividend when, as and if such Cash Dividends are declared by the Board of Directors of LSB. No Cash Dividends will be paid unless there are funds available after the payment of interest to The National Bank of Chicago, First Chicago International, Mercantile National Bank at Dallas, Bank of Oklahoma, N.A., The Liberty National Bank & Trust Co. of Oklahoma City, The First National Bank of Fort Worth, Centerre Bank, N.A., Fidelity Bank, N.A., Chase Manhattan Bank, N.A., Chase Bank International, First City National Bank of Houston, J. Henry Schroder Bank & Trust Company, Banco di Roma and The Prudential Insurance Company of America (hereinafter collectively called “Senior Lenders”) and such Senior Lenders consent to the payment of such Cash Dividends, if required by an agreement between the Senior Lenders and LSB.

Voting Rights. Each holder of the Convertible Preferred Stock will be entitled to one vote for each share of Convertible Preferred Stock (or one-half of one vote for each fractional one-half share of such Convertible Preferred Stock) held of record in his or her name on all matters submitted to a vote of the shareholders of LSB. The holders of such Convertible Preferred Stock and the holders of shares of Common Stock of LSB shall vote together as one class.

Conversion Privilege. The Convertible Preferred Stock will be convertible at any time at the election of the holder thereof into fully paid and nonassessable shares of LSB common stock.

Each share of Convertible Preferred Stock shall be convertible into 40 shares of LSB common stock; provided however, that each holder of a fractional one-half share of Convertible Preferred Stock shall be entitled to convert such fractional one-half share into 20 shares of LSB Common Stock.

In the event that LSB shall (i) pay to the holders of its common stock a stock dividend payable in its common stock, the number of shares of common stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately adjusted, effective as of the date of payment of such stock dividend; or (ii) have a stock-split, reclassification, recapitalization, combination of shares or similar corporate rearrangement (other than a stock dividend which is provided for in (i) above), without any consideration therefor being received by the Company, increasing or decreasing the number of outstanding shares of LSB’s common stock, the number of shares of common stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately increased or decreased, effective as of the date of the payment of or happening of such event; or (iii) consolidated with or merge into another corporation, in which LSB is the non-surviving corporation, or sell all or substantially all of LSB’s assets as an entirety under one plan or arrangement to another corporation and such consolidation, merger or sale shall be effected in such a way that holders of LSB’s common stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common stock, then after the effective date of such consolidation, merger or sale each share of Convertible Preferred Stock shall be convertible into (in lieu of LSB common stock) the number of shares of stock or other securities or assets to which such holder of the Convertible Preferred Stock would have been entitled upon such consummation if the holder of the Convertible Preferred Stock had so exercised his right of conversion under such Convertible Preferred Stock immediately prior to such consolidation, merger or sale, and LSB shall make lawful provision therefor as part of such consolidation, merger or sale.

LSB shall not be required to issue any fraction of a share of common stock upon any conversion, but (i) may deliver scrip therefor, which shall not entitle the bearer thereof to vote, or to receive dividends or to any other or further right or interest, except to convert the same in amounts aggregating one or more whole shares of LSB common stock into whole shares of LSB common stock, at any time (within a period, fixed by the Board of Directors of LSB, which shall be stated in the scrip), or (ii) may pay in cash therefor an amount equal to the same fraction of the fair market value of a full share of LSB common stock. For such purpose of determining the fair market value of LSB common stock, the fair market value of a share of LSB common stock shall be the last recorded sale price of such a share of LSB common stock on the American Stock Exchange on the day immediately preceding the date upon which such Convertible Preferred Stock is surrendered for conversion or, if there be no recorded sale price on such day, the last quoted bid price per share of LSB common stock on such Exchange at the close of trading on such date. If LSB common stock shall not be at the time dealt in on the American Stock Exchange, such fair market value of LSB common stock shall be the prevailing market value of such common stock on any other securities exchange or in the open market, as determined by LSB, which determination shall be conclusive.

Any conversion may be effected by holders of Convertible Preferred Stock by giving to LSB written notice of an election to convert at least ten business days prior to the date of conversion.

Notwithstanding anything herein, to the contrary, the right to convert the Convertible Preferred Stock into shares of LSB common stock is subject to LSB listing the underlying common stock with the American Stock Exchange, if LSB common stock is at that time listed on such Exchange.

Redemption Rights. Each share of Convertible Preferred Stock will be redeemable by LSB at par value, $100 per share, (for each fractional one-half share of Convertible Preferred Stock one-half of said par value) at the option of the holder of such stock to the extent that LSB earns net profits after all of the debt owed by LSB to the Senior Lenders has been paid in full. For this purpose, “net profits” is defined as net income as determined under generally accepted accounting principals.

LSB may at any time, or from time to time as shall be permitted under the laws of Delaware, redeem the whole or any part of its Convertible Preferred Stock by paying to the holders thereof in cash $100 per share ($50 for a fractional one-half share of such Convertible Preferred Stock) at the date fixed for redemption in the notice of redemption. Holders of the Convertible Preferred Stock may convert such stock into LSB common stock as provided above at any time prior to the notice for redemption.

Preference Upon Liquidation. In the event of any liquidation or dissolution (whether voluntary or involuntary) of LSB, before any payment will be made to the holders of LSB common stock, the holders of Convertible Preferred Stock will be entitled to be paid in full the par value of their share (for each fractional one-half share of Convertible Preferred Stock one-half of said par value) to the extent that funds are available, but will not be entitled to participate any further in the distribution of the assets of LSB.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers this 22nd day of August, 1983.

LSB INDUSTRIES, INC.

/s/ Jack E. Golsen
Jack E. Golsen, President

ATTEST

Secretary